Filed Pursuant to Rule 424(b)(3)
Registration No. 333-115696

Pricing Supplement No. 1
Dated June 22, 2004
(To Prospectus dated June 9, 2004 and Prospectus Supplement
dated June 17, 2004)

UNITED DOMINION REALTY TRUST, INC.
Medium-Term Notes Due Nine Months or More From Date of Issue

Fixed Rate Notes

The Notes are not Discount Notes

Principal Amount: $50,000,000	Specified Currency: U.S. dollars
Settlement Date (Original Issue Date): June 25, 2004	Stated Maturity Date: July 1, 2007
Interest Payment Dates: January 1 and July 1, commencing January 1, 2005	Authorized Denomination: A/S Initial Redemption Percentage: N/A
Initial Redemption Date: N/A	Optional Repayment Date(s): N/A
Annual Redemption Percentage Reduction: N/A	Interest Rate: 4.30%
Exchange Rate Agent: N/A	Regular Record Date(s): A/S
Default Rate: N/A	Additional/Other Terms: N/A
Day Count: 30/360	Net Proceeds to the Company: 99.557%
Agent: Citigroup Global Markets Inc.
Agent’s Commission: Citigroup Global Markets Inc. proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

     “N/A” as used herein means “Not Applicable.” “A/S” as used herein means “As stated in the Prospectus Supplement referred to above.”

Citigroup